EXHIBIT 4.13

                             CONTRACT OF EMPLOYMENT


                               DATE: JUNE 4, 2003


           BETWEEN STARNET SYSTEMS INTERNATIONAL INC. ("THE COMPANY") OF KFH BUILDING, LIAT ROAD, ST. JOHN'S, ANTIGUA, WEST INDIES


                                       AND


                         DAVID NAISMITH ("THE EMPLOYEE")

                            EMPLOYMENT AGREEMENT WITH
                       STARNET SYSTEMS INTERNATIONAL INC.

1.       INTRODUCTION

         The terms and conditions of this agreement set out the particulars of your employment with the Company ("the Contract").

2.       TERMS OF EMPLOYMENT

2.1      JOB TITLE

         Chief Financial Officer of the Company and a member of the Board of Directors of the Company and of such other companies in the Group (as hereinafter defined) as the World Gaming Board and Employee may agree upon.

         The job description may from time to time be amended by the Company and in addition to the duties set out you may from time to time be required to undertake additional or other duties as necessary to meet the needs of the Company which may include working for other companies within the World Gaming Corporate Group ("the Group").

2.2      REMUNERATION

         US$156,000 per annum plus a house rental allowance of US$25,000 per annum. Employee is entitled to be paid the equivalent amounts in any other currency at his discretion.

         Remuneration will be reviewed by the Board on or before 31st December 2003 and then annually thereafter.

         Your remuneration is payable in arrears in accordance with the Company's normal payroll policy but at least monthly.

2.3      COMMENCEMENT OF EMPLOYMENT

         Your employment with the Company commenced on 1 August 2003.

2.4      PLACE OF WORK

         Your normal place of work will be in St. Johns, Antigua, and may include the other Company offices in the United Kingdom, and Vancouver, Canada or an affiliate or associated company within the Group.

2.3      EXPENSES

         You are entitled to reimbursement of all reasonable or approved traveling and incidental expenses incurred by you in the course of your employment subject to production of the appropriate receipts and on such basis as may be laid down by the Company from time to time. The CEO shall approve such expenses.

         You shall be entitled to travel in business class on any flights of more than 4 hour's duration.

2.4      HOURS OF WORK

         2.4.1    Your hours of work are between 9:00am and 5:30pm.

         2.4.2 You may be required to work such additional hours as may be necessary in order to perform your duties satisfactorily. No overtime is payable for work in excess of the normal business hours but time off in lieu may be taken provided such justification is provided in writing to the CEO.

2.5      HOLIDAYS AND LEAVE

         2.5.3 25 working days excluding normal Bank or Public holidays. No more than 50 days can accrue.

         2.5.4    Normal Public Holidays are usually not working days.

         2.5.5 Holidays must be taken at reasonable times so as not to disrupt the management of the Company.

         2.5.6 The Board must approve holidays in excess of 2 consecutive weeks.

         2.5.7 Any request for special leave for reasons other than holidays or sickness should be made to the Board of Directors of the Company.

2.6      SICKNESS ABSENCE

         2.6.8 If you are absent for more than seven calendar days you must on the eighth calendar day of absence advise the board of Directors of the Company who may request that you provide a medical certificate stating the reason for absence and thereafter provide a like certificate each week to cover any subsequent period of absence.

         2.6.9 During your first year of employment any payments to you whilst you are absent due to sickness or injury for more than 60 days shall be at the discretion of the Company's Board of Directors.

2.7      PENSION

         The Company shall provide pension benefits on a substantially similar basis as you would receive if you were employed in the United Kingdom.

2.8      PRIVATE HEALTH CARE

         The Company shall either provide reasonable health care benefits for you or provide an allowance for you to obtain such insurance with appropriate opportunity for health coverage for your immediate family (spouse and children). Any such benefits shall be approved by the Board of Directors of the Company

2.9      COMPANY CAR

         If the Company provides you with a Company car you will follow the requirements of the Company's car policy as published and varied by the Company from time to time.

2.10     CONFIDENTIALITY

         2.10.10 You shall not either during your engagement or thereafter use to the detriment or prejudice of the Company or any associated company or, in except in the proper course of your duties, divulge to any person, firm or company any trade secret or any other confidential information concerning the business of the Company or any associated company including in particular, and without limitation:

                  2.10.10.1 know-how relating to the company's or any associated company's projects;

                  2.10.10.2 details of research projects (including their
                           organisation and staff involved);

                  2.10.10.3 lists and details of customers and former customers of the Company or any associated company;

                  2.10.10.4 prices and charges of the Company or any associated company;

                  2.10.10.5 any accounts, finance, contractual arrangements or intellectual property (whether owned or licensed by the Company or any associated company;

                  2.10.10.6 other dealings, transactions, relationships or
                           affairs of the Company or any associated company; or

                  2.10.10.7 any information in respect of which the Company or any associated company is bound by an obligation of confidence to a third party.

                  You may have at any time received and you shall use all reasonable endeavors to prevent the publication or disclosure of any such information. These obligations shall continue to apply after termination of the Contract but shall cease to apply to information which shall come into the public domain other than by a breach of this clause 2.10 or which for any other reason, other than through the Employee's default, shall have ceased to be confidential.

         2.10.11 All records documents files accounts and any other papers including private notes and memoranda concerning the Company its clients and all copies and extracts of them made or acquired by you in the course of your employment shall be used for the purposes of the Company only and shall be the property of the Company and shall be returned to it on demand any time and without demand on the termination of your employment.

2.11     RESTRICTION ON OTHER EMPLOYMENT

         The employment contemplated hereunder is for your full time services. You may not without the prior written consent of the Company engage in any form of business or employment other than your employment with the Company whether inside or outside your normal hours of work.

2.12     PERSONAL PROPERTY

         The Company accepts no responsibility for loss damage or theft of personal property belonging to members of staff wherever this may occur. Staff are recommended to arrange suitable insurance cover of their own.

2.13     NOTICE OF TERMINATION OF EMPLOYMENT

         2.13.12 Your employment may be terminated by either you or the Company without any reason giving to the other not less than six months written notice.

         2.13.13 If in the event either party terminates that employment without cause, all stock options will continue to vest until the six month period is completed.

         2.13.14 The Company may terminate your employment without notice or payment in lieu of notice in the event of serious or persistent misconduct by you.

         2.13.15 The Company agrees to meet your reasonable expenses incurred in your relocation to Australia upon termination of employment for any reason.

         2.13.16 Where either you or the Company gives notice to terminate this Contract under clause 2.13.1 or if you resign without notice and the Company does not accept your resignation, the Company may in its absolute discretion for all or part of the notice period under clause 2.13.1 exclude you from its premises; and/or require you to carry out specified duties for the Company or to carry out no duties; and/or instruct you not to communicate with suppliers, customers, executives, agents or representatives of the Company or any company within the Company's Corporate Group, until your employment has terminated. During your notice period you will be entitled to be paid salary and all other contractual benefits in accordance with this Contract.

2.14     SECURITIES

         You agree to observe the provisions of any law, rule, regulation or code in relation to dealings in securities and such other law, rule, regulation or codes, guidance or statements which the Company is obliged to comply with or which have been or are adopted by the Company.

2.15     OPTIONS

         As a signing bonus and for accepting to be on the Board of Directors, the Board shall grant stock options pursuant to purchase 150,000 ordinary shares of World Gaming which shares shall be fully vested on 1 August 2004 and set at the price of 4th June 2003.

         The Board shall also issue options to purchase 500,000 ordinary shares of World Gaming which shares shall be fully vested on 1 August 2005. The price for these such option shall be the price of the ordinary shares at the close of business, on 1 August, 2003.

         All options shall have a 10 year exercise period. Additional options may be made available in the future at the discretion of the Board. Terms and conditions other than as set forth above shall be in accordance with the 2001 Share Option Plan.

         If in the event of a change of control in the Company all issued options shall vest immediately. A "Change of Control" shall be deemed to have occurred upon any of the following events: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the stockholders of the Company before the merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

2.16     RESTRICTIONS AFTER TERMINATION OF CONTRACT

         2.16.17 You acknowledge that in the ordinary course of your employment, you will be exposed to confidential information of the Company which may not be readily available to the others engaged in a business similar to that of the Company or to the general public and which if disclosed will be liable to cause significant harm to the Company. You agree that the provisions of clause 2.16 are necessary and reasonable and to protect the legitimate interests of the Company and its customers.

         2.16.18 On the termination of your employment, you agree that you will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, agent, consultant, independent contractor, partner or otherwise:

                  2.16.18.1 for a period of six months from the date of
                           termination of your employment with the Company ("the Termination Date") be engaged, concerned or interested in, or provide technical, commercial, or professional advice to, any other business which supplies Relevant Products or Services in competition with the Company or any company within the World Gaming Corporate Group anywhere in the world;

                  2.16.18.2 for a period of six months from the Termination Date be engaged, concerned, or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company or is or was a Relevant Customer of the Company if such engagement, concern or interest causes or would cause a supplier to cease or materially reduce its supplies to the Company or the Relevant Customer to cease or materially reduce its orders or contracts with the Company;

                  2.16.18.3 for a period of six months from the Termination Date so as to compete with the Company, canvass, solicit or approach or cause to be canvassed, solicited or approachable any Relevant Customer for the sale or supply of Relevant Products or Services or endeavor to do so;

                  2.16.18.4 for a period of six months from the Termination Date solicit, induce or entice away from the Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed any employee of the company whose annual gross salary is (pound)30,000 or more, in connection with any business in or proposing to be in competition with the Company whether or not such a person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company;

                  2.16.18.5 use in connection with any business any name which includes the name of the Company, or is similar to it, or

                  2.16.18.6 for a period of six months from the Termination Date directly or indirectly, interfere with the continuance of supplies to the Company from any suppliers who have been supplying materials or services to the Company at any time during the six month period prior to the Termination Date and with whom you have had personal contact.

         2.16.19 Each covenant contained in clause 2.16 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants shall continue to bind you.

         2.16.20 Whilst the covenants in clause 2.16 are considered by the parties to be reasonable in all the circumstances as at the date of the Contract, the Company may by notice in writing to you will reduce in whole or in part the extent or duration of the restrictions in them in such manner and to such extent as the Company in its absolute discretion determines and you then agree to be bound by such additional covenants in the form reduced and the validity if any other covenant and provision contained in the Contract shall not be affected. Further, both you and the Company agree that the periods referred to in clause 2.16.2 will be reduced by one day for every day during which you are excluded from the Company's premises pursuant to clause 2.13.3 and/or not required to undertake your duties as set out in this Contract.

         2.16.21 If you apply for or are offered new re-employment, or a new engagement, before entering into any related contract, you will bring the terms of the Contract to the attention of the third party proposing directly or indirectly, to appoint or engage you.

         2.16.22  For the purposes of clause 2.16:

                  2.16.22.1 "Relevant Customer" means any customer or client of the Company who either opened an account or placed a bet of any nature with the Company, any company within the World Gaming Corporate Group or any third party with whom any company within the World Gaming Corporate Group has entered into an arrangement or agreement within twenty four months of the Termination Date; and

                  2.16.22.2 "Relevant Products or Services" means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services or supplied by the Company within the six month period to the Termination Date.

2.17     BONUS

         2.17.23  Performance related Bonus

                  50% of salary determined as follows:

                  i) 50% of such bonus based upon reaching 80% to 125% of target net operating profit approved by the Board based on recommendation of CEO ("Target"). Where more than 100% of Target is reached, an additional bonus will be paid based on the percentage exceeded. For example if 120% of Target is reached then the bonus is calculated by Bonus x 120%.

                  ii) 50% of such bonus based on individual performance achievement. Objectives are to be agreed by the Board. In any event, no payment is due if the company does not show a full year operating profit.

                  The first performance related Bonus is to be measured for one full year based upon the 31 December 2003 financials and payable no later than 30 April 2004. For example, if the company has reached it Target for 2003, you bonus would be calculated as such:

         2.17.24  Deferred Bonus

                  75% of the aggregate of 3 years bonus payable only in the event that you are still employed by the Company on 1 August 2006 (e.g. If bonus is (pound)50,000 for 3 years, then 75% of (pound)150,000 equals (pound)112,500).

                  This deferred bonus is for employee retention and would be payable in the event of wrongful termination or change of control of the company but not if the employee voluntarily leaves or is dismissed for cause.

         2.17.25 The Company reserves the right in its absolute discretion to vary the terms of and/or the level of bonus payable under any agreed scheme.

2.18     DIRECTORS AND OFFICERS LIABILITY INSURANCE / INDEMNIFICATION

         The Company shall use its best efforts to purchase and maintain for you so long as you remain a Director of the Company or any affiliate directors and officers insurance against (so far as the law permits) any liability which by law (whether common law or otherwise) would otherwise attach to him in respect of any negligence, default, breach of duty, or breach of Trust of which he may be liable in relation to Company and/or any associated company. The Company agrees that it shall indemnify the Directors of the Company to the fullest extent possible under applicable law. The degree of cover including coverage for legal fees and costs will be set by the Board, and reviewed annually.

2.19     ADDITIONAL BENEFITS

         2.19.26 The Company agrees to meet the cost of one economy return ticket to Australia for you and your partner during each calendar year of this Contract payable against receipt of the appropriate invoice.

         2.19.27 The Company agrees to meet your reasonable expenses incurred in your relocation to Antigua including the equivalent value of a one-way economy tickets for you and your partner.

3.       PROFESSIONAL REQUIREMENTS

         You must retain and hold during your employment any professional qualifications which the Company considers to be necessary or desirable for the performance of your duties under this Contract. The company agrees to cover the reasonable cost of maintaining these qualifications.

4.       HEALTH AND SAFETY AT WORK

         4.1 You are reminded that you have a statutory duty to familiarize yourself with and to observe all health and safety rules and take all reasonable care to promote the health and safety at work of yourself and your fellow employees.

         4.2 The Company is required to keep records of your working time under the Regulations and you will comply with the recording policies and/or requirements of the Company from time to time in order that such records may be accurately maintained.

5.       ACCEPTANCE OF GIFTS

         You may not without prior written consent of the Company accept any gift and/or favor of whatever kind from any customer, client or supplier of the Company or any prospective customer, client or supplier of the Company or any third party whatsoever.

6.       POSITIVE WORK ENVIRONMENT

         In order that the Company may maintain a positive work environment for all employees, you are required not to engage in or permit any fellow employee to engage in any sexual, racial or other harassment of or unlawful discrimination against any person (whether or not another employee of the Company) in the course of your work or your employment by the Company. A copy of the Positive Work Environment Policy is included in the Company's employment policies manual.

7.       MATERNITY PAY

         All female employees are entitled to maternity leave. The Company operates the Statutory Maternity Pay scheme under the Social Security Act 1986. Maternity rights and rules that apply are based on statutory entitlement and vary from employee to employee depending on the length of services, hours worked and the expected date of birth. If appropriate or relevant, you are required to co-operate in the maintenance of all records necessary for the operation of the scheme, particulars of which are in the Company's employment policies manual. The Company does not operate an additional contractual maternity scheme.

8.       RETIREMENT AGE

         Your employment will automatically terminate at the end of the month in which you attain the age of 65.

9.       AMENDMENTS

         Further changes in the particulars of the terms and conditions of your employment will be notified to you by circular. All the foregoing terms shall continue to apply to the employment notwithstanding any changes in remuneration.

10.      COLLECTIVE AGREEMENTS

         There are no collective agreements that directly affect the terms and conditions of your employment.

11.      OVERPAYMENT AND DEDUCTION

         If at any time money is owed and payable to the Company by you whether under the provisions of this contract or otherwise you agree that the Company may deduct the sum or sums owing to the Company from any payment due to you from the Company under the Contract.

12.      COPYRIGHT

         If at any time during your employment you (whether alone or with any other person) in the course of the duties of your employment or other duties specifically assigned to you originate any work in which copyright may subsist, you shall promptly disclose it to the Company and at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company in relation to such work. Failing which, you agree to appoint any executive director of the Company as your attorney to enter into such agreements as maybe required to perfect the Company's right hereunder.

13.      ADDITIONAL EMPLOYMENT POLICIES

         The Company's policies relating to Parental Leave and Time Off for Dependents are included in the Company's employment policies manual.

THESE TERMS AND CONDITIONS:

         The terms and conditions contained herein are the terms on which you are employed from the date hereof. These terms replace any previous particulars or terms and conditions of employment subject to any rights or liabilities arising before the date hereof.


                       STARNET SYSTEMS INTERNATIONAL INC.



SIGNED:           BY: _____________________                  DATE ___________

                  ANTHONY DANIEL MORAN (CEO)



SIGNED:           BY: _____________________                  DATE ___________

                  DAVID NAISMITH (EMPLOYEE)

             ACKNOWLEDGEMENT OF RECEIPT OF PARTICULARS OF EMPLOYMENT

         The Employee hereby acknowledges receipt of a duplicate copy of this Contract and all additional materials referred to in it.



SIGNED:           BY: _____________________

                  DAVID NAISMITH (EMPLOYEE)



DATED:            BY: _____________________